Exhibit 23

Keller Bruner & Company, L.L.C.
Certified Public Accountants


The Board of Directors
FCNB Corp

We consent to incorporation by reference of our report dated January 28, 1997 relating to the consolidated balance sheets of FCNB Corp and its subsidiaries of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996, which report appears on page 43 of the 1996 FCNB Corp Annual Report, in this Annual Report on Form 10-K, and in the following Registration Statements of FCNB Corp: Number 33-63092 on Form S-8 and Number 33-55040 on Form S-3.



Keller Bruner & Company, L.L.C.
Frederick, Maryland
March 14, 1997